UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

HOMELAND SECURITY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23279	52-2050585
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 North Glebe Road, Suite 550 Arlington, VA	22201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 528-7073

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On February 22, 2011, Christopher P. Leichtweis, the President of Homeland Security Capital Corporation (the “Company”), and his wife, Myra Leichtweis (together, “Leichtweis”), entered into an Indemnification and Compensation Agreement (the “Agreement”) with Safety & Ecology Holdings Corporation, a wholly-owned subsidiary of the Company, and its operational subsidiary, Safety and Ecology Corporation, Inc. (together, “SEC”), pursuant to which SEC has agreed to: (i) indemnify Leichtweis against losses suffered by Leichtweis in connection with any proceeding or investigation, direct or derivative (other than one initiated directly by Leichtweis or one in which Leichtweis seeks to enforce its rights under the Agreement), which arises out of or is directly related to any of the indemnity and guarantees that Leichtweis has personally entered into, or will, in the future, enter into, with third parties regarding bonded projects for the benefit of SEC (“Indemnities”); and (ii) compensate Leichtweis at a rate of 0.75% of the value of bonds for which Leichtweis has entered into Indemnities, but only those that have been approved in accordance with the terms of the Agreement. Mr. Leichtweis is also the Chief Executive Officer of SEC.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement, the form of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibit is furnished with this Report:

Exhibit No.	Description
10.1	Indemnification and Compensation Agreement by and among Homeland Security Capital Corporation and Christopher P. Leichtweis and Myra Leichtweis dated as of February 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOMELAND SECURITY CAPTIAL
CORPORATION

By: /s/ c. Thomas McMillen
Name: C. Thomas McMillen
Title: Chief Executive Officer

Date: February 28, 2011